UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 21, 2008 (November 17, 2008)
GAYLORD ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13079	73-0664379

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Gaylord Drive
Nashville, Tennessee	37214

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 316-6000

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06	MATERIAL IMPAIRMENTS.
     On November 17, 2008, Gaylord Entertainment Company (the “Company”) issued a press release announcing the termination of the Company’s plans to develop a resort and convention hotel in Chula Vista, California. On that date, the Company concluded that an impairment charge of approximately $5,000,000 in the fourth quarter for costs incurred to date on the Chula Vista project is required. No material future cash expenditures are estimated to be associated with this charge.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     On November 21, 2008, the Company announced the following promotions of certain corporate officers:
     David C. Kloeppel, age 39, was named President and will continue to serve as Chief Financial Officer. Effective December 1, 2008, Mr. Kloeppel’s base salary will increase from $575,000 to $625,000 annually. Mr. Kloeppel’s fiscal 2008 bonus target will change from 75% to 90% of his base salary for the prorated portion of 2008, assuming satisfaction of performance targets. A description of Mr. Kloeppel’s business background and experience is incorporated by reference to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008. Colin V. Reed will continue to serve as Chief Executive Officer and Chairman of the Board of the Company.
     Carter R. Todd was named Executive Vice President and will continue to serve as General Counsel and Secretary. Effective December 1, 2008, Mr. Todd’s base salary will increase from $290,000 to $300,000 annually. Mr. Todd’s fiscal 2008 bonus target will change from 50% to 60% of his base salary for the prorated portion of 2008, assuming satisfaction of performance targets.
     Mark Fioravanti’s title was changed to Senior Vice President, Finance, Treasurer and Planning. Effective December 1, 2008, Mr. Fioravanti’s base salary will increase from $260,000 to $275,000 annually. Mr. Fioravanti’s fiscal 2008 bonus target will change from 50% to 60% of his base salary for the prorated portion of 2008, assuming satisfaction of performance targets.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAYLORD ENTERTAINMENT COMPANY
Date: November 21, 2008	By:	/s/ Carter R. Todd
		Name:	Carter R. Todd
		Title:	Senior Vice President, General Counsel and Secretary

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